Exhibit 99.1

News Release

International Paper Reports Third Quarter 2020 Results

MEMPHIS, Tenn. – October 29, 2020 – International Paper (NYSE: IP) today reported third quarter 2020 financial results.

THIRD QUARTER 2020 HIGHLIGHTS

•Third quarter net earnings (loss) attributable to International Paper of $204 million ($0.52 per diluted share) compared with $266 million ($0.67 per diluted share) in the second quarter of 2020 and $344 million ($0.87 per diluted share) in the third quarter of 2019
•Third quarter adjusted operating earnings* (non-GAAP) of $280 million ($0.71 per diluted share) compared with $305 million ($0.77 per diluted share) in the second quarter of 2020 and $431 million ($1.09 per diluted share) in the third quarter of 2019
•Third quarter cash provided by operations of $735 million and year-to-date of $2.3 billion compared with $2.7 billion year-to-date in the same period of 2019
•Third quarter debt reduction of $760 million, bringing year-to-date 2020 to $1.1 billion

“International Paper once again delivered solid results and generated strong cash from operations in a dynamic environment,” said Mark Sutton, Chairman and Chief Executive Officer. “Our performance continues to demonstrate the strength of our customer solutions and the scale and flexibility of our system. As we enter the fourth quarter, we see continued momentum in demand for corrugated packaging, and we will again leverage the commercial and operating strengths of International Paper with a focus on cash generation and maintaining a strong balance sheet.”

Sutton added, “The health and safety of our employees remains our most important responsibility. I appreciate the dedication of our team members to safely produce and deliver the products people depend on every day.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Third Quarter 2020	Second Quarter 2020	Third Quarter 2019
Net Earnings (Loss) Attributable to International Paper	$0.52	$0.67	$0.87
Add Back – Non-Operating Pension Expense (Income)	(0.02)	(0.03)	0.02
Add Back – Net Special Items Expense (Income)	0.21	0.13	0.20
Adjusted Operating Earnings*	$0.71	$0.77	$1.09

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Third Quarter 2020	Second Quarter 2020	Third Quarter 2019
Net Sales	$5,123	$4,866	$5,568
Net Earnings (Loss) Attributable to International Paper	204	266	344
Business Segment Operating Profit	473	428	701
Adjusted Operating Earnings	280	305	431
Cash Provided By (Used For) Operations	735	890	882
Free Cash Flow*	616	638	597

*    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (i) below under "Sales and Earnings by Business Segment." Third quarter 2020 net sales by business segment and operating profit (loss) by business segment compared with the second quarter of 2020 and the third quarter of 2019 are as follows:
Business Segment Results

(In millions)	Third Quarter 2020	Second Quarter 2020	Third Quarter 2019
Net Sales by Business Segment
Industrial Packaging	$3,768	$3,633	$3,820
Global Cellulose Fibers	564	605	624
Printing Papers	743	583	1,071
Corporate and Inter-segment Sales	48	45	53
Net Sales	$5,123	$4,866	$5,568
Operating Profit (Loss) by Business Segment
Industrial Packaging	$469	$449	$535
Global Cellulose Fibers	(59)	(10)	4
Printing Papers	63	(11)	162
Total Business Segment Operating Profit	$473	$428	$701
Industrial Packaging operating profits in the third quarter of 2020 were $469 million compared with $449 million in the second quarter of 2020. In North America, earnings increased reflecting higher sales volumes for boxes, lower economic downtime and lower recycled fiber costs. Operating costs increased, driven by multiple weather events impacting our mill system and seasonality in our box plants. Planned maintenance outage expenses were also higher. Earnings benefited in both the third and second quarter of 2020 from insurance recoveries related to the Rome fire and Bogalusa recovery boiler event. In Europe, earnings decreased driven by lower seasonal margins reflecting an unfavorable product mix and increased planned maintenance outage expenses at our Madrid, Spain mill. Sales volumes improved, as the impacts of the COVID-19 pandemic showed some recovery in all regions at the end of the third quarter, partially offset by seasonally lower volumes in Morocco. Operating costs were lower, driven by solid operational performance and cost management.
Global Cellulose Fibers operating profits (losses) in the third quarter of 2020 were $(59) million compared with $(10) million in the second quarter of 2020. The third quarter was impacted by higher planned maintenance outage expenses and economic downtime. Average sales prices were higher. Sales volumes were seasonally lower and reflect slower COVID-19 pandemic related consumer demand. Operating costs were lower driven by seasonality and favorable one-time items in the third quarter of 2020. Input costs were higher, primarily for wood and energy.

Printing Papers operating profits (losses) in the third quarter of 2020 were $63 million compared with $(11) million in the second quarter of 2020. In North America, earnings increased driven by higher sales volumes and lower economic downtime reflecting signs of recovery from the unprecedented demand impact of the COVID-19 pandemic. Average sales margins were slightly lower, reflecting an unfavorable mix. Operating and input costs were stable. Planned maintenance outage expenses were also lower. In Brazil, earnings increased due to higher sales volumes and lower economic downtime reflecting signs of recovery from the demand impacts of the COVID-19 pandemic. These benefits were partially offset by lower average sales margins primarily driven by lower export sales prices and an unfavorable geographic mix. In Europe and Russia, earnings improved but continue to be impacted by the COVID-19 pandemic. Sales volumes increased in Russia and were stable in Europe. Economic downtime was lower. Average sales margins decreased, reflecting lower sales prices and an unfavorable mix. Operating costs were lower, partially offset by higher maintenance outage costs.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (loss) were $(33) million in the third quarter of 2020 compared with $63 million in the second quarter of 2020. Operationally, earnings decreased primarily driven by higher planned maintenance outage expenses. Lower export and domestic sales prices for hardwood pulp, softwood pulp and paper were mostly offset by higher sales volumes to China. The Company recognized a non-cash after-tax foreign exchange loss of $55 million in the third quarter of 2020 ($0.14 per diluted share), compared with a gain of $34 million in the second quarter of 2020 ($0.09 per diluted share), primarily due to Ilim's U.S. dollar denominated net debt.

Graphic Packaging equity earnings on our 14.8% ownership position were $11 million in the third quarter of 2020, compared with $11 million in the second quarter of 2020.

CORPORATE EXPENSES
Corporate expenses (income) were $(20) million for the third quarter of 2020, compared with $(3) million in the second quarter of 2020.

EFFECTIVE TAX RATE
The reported effective tax rate for the third quarter of 2020 was 18%, compared to a 2020 second quarter reported effective tax rate of 26%. Excluding net special items and non-operating pension expense, the operational effective tax rate for the third quarter of 2020 was 19%, compared with 26% for the second quarter of 2020. Both the reported and operational effective tax rates are lower in the third quarter as a result of tax benefits recognized after the finalization of the 2019 U.S. Federal income tax return. The tax benefits recorded in the third quarter are primarily related to increased U.S. research and development tax credits and lower than estimated U.S. income taxes on foreign earnings.

EFFECTS OF NET SPECIAL ITEMS
Net special items in the third quarter of 2020 amount to a net after-tax charge of $83 million ($0.21 per diluted share) compared with $50 million ($0.13 per diluted share) in the second quarter of 2020 and $80 million ($0.20 per diluted share) in the third quarter of 2019. Net special items in all periods include the following charges (gains):

	Third Quarter 2020		Second Quarter 2020		Third Quarter 2019
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$105	$79	$18	$13	$—	$—
Overhead cost reduction initiative	—	—	—	—	21	16
Total restructuring and other charges, net	105	79	18	13	21	16
Environmental remediation reserve adjustment	7	6	—	—	15	11
Brazil Packaging impairment	(4)	(2)	8	6	—	—
Asbestos litigation reserve adjustment (a)	—	—	43	33	—	—
Abandoned property removal	—	—	5	4	13	10
Gain on sale of portion of investment in India	—	—	(6)	(6)	—	—
Italian antitrust fine	—	—	—	—	32	32
Litigation reserves	—	—	—	—	22	17
India Papers impairment	—	—	—	—	6	6
Gain on sale of previously closed Oregon mill site	—	—	—	—	(9)	(7)
Multi-employer pension plan exit liability adjustment	—	—	—	—	(7)	(6)
Other	1	—	—	—	1	1
Total net special items	$109	$83	$68	$50	$94	$80

(a)	During the quarter ended June 30, 2020, we adjusted our estimated net liability associated with asbestos-related litigation concerning products sold by Champion International Corporation prior to our acquisition of Champion in 2000 to revise the time horizon associated with anticipated future claims to forty years. This adjustment of $43 million, which increased this net liability to $75 million, was not material to the quarter or any period.

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper third quarter earnings call. The conference ID number is 1379114. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 1379114.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ more than 50,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2019 were $22 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) developments related to the COVID-19 pandemic, including the severity, magnitude and duration of the pandemic, the development, availability and effectiveness of treatments and vaccines, negative global economic conditions arising from the pandemic, impacts of governments' responses to the pandemic on our operations, impacts of the pandemic on commercial activity, our customers and business partners and consumer preferences and demand, supply chain disruptions, and disruptions in the credit or financial markets; (ii) the level of indebtedness and changes in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition International Paper faces, cyclicality and changes in consumer preferences, demand and pricing for International

Paper products (including changes resulting from the COVID-19 pandemic); (iv) domestic and global economic conditions and political changes, changes in currency exchange rates, trade protectionist policies, downgrades in International Paper’s credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations, (v) the amount of International Paper’s future pension funding obligations, and pension and health care costs; (vi) unanticipated expenditures or other adverse developments related to the cost of compliance with existing and new environmental, tax, labor and employment, privacy, and other U.S. and non-U.S. governmental laws and regulations (including new legal requirements arising from the COVID-19 pandemic); (vii) any material disruption at any of International Paper's manufacturing facilities due to severe weather, natural disasters or other causes (including as the result of the COVID-19 pandemic); (viii) risks inherent in conducting business through joint ventures; (ix) International Paper’s ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (x) information technology risks, and (xi) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in International Paper’s press releases and U.S. Securities and Exchange Commission filings. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2020		2019		2020		2020		2019
Net Sales	$5,123		$5,568		$4,866		$15,341		$16,878
Costs and Expenses
Cost of products sold	3,541	(a)	3,772	(h)	3,427	(a)	10,714	(a)	11,602	(h)
Selling and administrative expenses	360	(b)	387		332		1,110	(b)	1,202
Depreciation, amortization and cost of timber harvested	320		327	(i)	312		955	(c)	963	(i)
Distribution expenses	377		395		365		1,149		1,168
Taxes other than payroll and income taxes	44		42		41		129		128
Restructuring and other charges, net	105	(d)	21	(j)	18	(d)	131	(d)	21	(j)
Antitrust fines	—		32	(k)	—		—		32	(k)
Net (gains) losses on sales and impairments of businesses	(5)	(e)	8	(l)	8	(e)	347	(e)	153	(l)
Net (gains) losses on sales of equity method investments	(2)		—		—		(35)	(f)	—
Interest expense, net	112	(g)	123		116		345	(g)	378	(m)
Non-operating pension expense (income)	(11)		9		(14)		(31)		27
Earnings (Loss) Before Income Taxes and Equity Earnings	282		452		261		527		1,204
Income tax provision (benefit)	50		137		67		211		371	(n)
Equity earnings (loss), net of taxes	(28)		27		72		13		221
Net Earnings (Loss)	204		342		266		329		1,054
Less: Net earnings (loss) attributable to noncontrolling interests	—		(2)	(o)	—		—		(6)	(o)
Net Earnings (Loss) Attributable to International Paper Company	$204		$344		$266		$329		$1,060
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$0.52		$0.88		$0.67		$0.84		$2.67
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$0.52		$0.87		$0.67		$0.83		$2.65
Average Shares of Common Stock Outstanding - Diluted	394.6		395.4		393.1		394.5		399.6

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax charges of $7 million ($6 million after taxes) and $48 million ($37 million after taxes) for the three months and nine months ended September 30, 2020, respectively, for environmental remediation reserve adjustments, a pre-tax charge of $43 million ($33 million after taxes) for the three months ended June 30, 2020 and the nine months ended September 30, 2020 for an asbestos litigation reserve adjustment, pre-tax charges of $5 million ($4 million after taxes) and $14 million ($11 million after taxes) for the three months ended June 30, 2020 and the nine months ended September 30, 2020, respectively, for the removal of abandoned property at our mills, a gain of $6 million (before and after taxes) for the three months ended June 30, 2020 and the nine months ended September 30, 2020 on the sale of our investment in India, a charge of $17 million (before and after taxes) for the nine months ended September 30, 2020 for the fair value adjustment of our investment in India and pre-tax income of $2 million ($1 million after taxes) for the nine months ended September 30, 2020 for the accrual of a foreign value-added tax refund.
(b)	Includes a pre-tax charge of $3 million ($2 million after taxes) for the three months and nine months ended September 30, 2020 for other costs.
(c)	Includes a charge of $1 million (before and after taxes) for the nine months ended September 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(d)	Includes pre-tax charges of $105 million ($79 million after taxes), $18 million ($13 million after taxes) and $131 million ($98 million after taxes) for the three months ended September 30, 2020 and June 30, 2020 and the nine months ended September 30 2020, respectively, for debt extinguishment costs.

(e)	Includes a pre-tax gain of $6 million ($4 million after taxes) and pre-tax losses of $5 million ($3 million after taxes) and $19 million ($12 million after taxes) for the three months ended September 30, 2020 and June 30, 2020 and the nine months ended September 30, 2020, respectively, for the impairment of the net assets of our Brazil Packaging business, a loss of $2 million (before and after taxes), $3 million (before and after taxes) and $329 million (before and after taxes) for the three months ended September 30, 2020 and June 30, 2020 and the nine months ended September 30, 2020, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale and a gain of $1 million (before and after taxes) for the three months and nine months ended September 30, 2020 for other items.

(f)	Includes a pre-tax gain of $33 million ($25 million after taxes) for the nine months ended September 30, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging.

(g)	Includes income of $1 million (before and after taxes) for the nine months ended September 30, 2020 for interest income associated with the accrual of a foreign value-added tax refund and income of $1 million (before and after taxes) for the three months and nine months ended September 30, 2020 for other interest income.

(h)	Includes a pre-tax charge of $22 million ($17 million after taxes) for the three months and nine months ended September 30, 2019 for litigation reserves, a pre-tax charge of $15 million ($11 million after taxes) for the three months and nine months ended September 30, 2019 for an environmental remediation reserve adjustment, pre-tax charges of $13 million ($10 million after taxes) and $35 million ($26 million after taxes) for the three months and nine months ended September 30, 2019, respectively, for the removal of abandoned property at our mills, pre-tax income of $7 million ($6 million after taxes) and a pre-tax charge of $9 million ($6 million after taxes) for the three months and nine months ended September 30, 2019, respectively, for costs associated with a multi-employer pension plan exit liability and a pre-tax gain of $9 million ($7 million after taxes) for the three months and nine months ended September 30, 2019 for the sale of a previously closed Oregon mill site.

(i)	Includes charges of $1 million (before and after taxes) and $3 million (before and after taxes) for the three months and nine months ended September 30, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(j)	Includes a pre-tax charge of $21 million ($16 million after taxes) for the three months and nine months ended September 30, 2019 related to an overhead cost reduction initiative.

(k)	Includes a charge of $32 million (before and after taxes) for the three months and nine months ended September 30, 2019 related to an Italian antitrust fine.

(l)	Includes losses of $2 million (before and after taxes) and $97 million (before and after taxes) for the three months and nine months ended September 30, 2019, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our India Papers business as held for sale, a loss of $6 million (before and after taxes) and a pre-tax loss of $63 million ($61 million after taxes) for the three months and nine months ended September 30, 2019, respectively, for the impairment of the net assets of our India Papers business and a pre-tax gain of $7 million ($6 million after taxes) for the nine months ended September 30, 2019 related to the sale of a box plant in our EMEA Packaging business.

(m)	Includes a charge of $1 million (before and after taxes) for the nine months ended September 30, 2019 for interest expense associated with foreign tax audits.

(n)	Includes tax expense of $9 million for the nine months ended September 30, 2019 related to a tax rate change in Luxembourg, tax expense of $3 million for the nine months ended September 30, 2019 related to foreign tax audits and a tax benefit of $3 million for the nine months ended September 30, 2019 related to state income tax legislative changes.

(o)	Includes the allocation of loss to noncontrolling interest of $2 million (before and after taxes) and $9 million (before and after taxes) for the three months and nine months ended September 30 2019, respectively, associated with the impairment of the net assets of our India Papers business.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2020	2019	2020	2020	2019
Net Earnings (Loss) Attributable to International Paper Company	$204	$344	$266	$329	$1,060
Add back: Non-operating pension expense (income)	(7)	7	(11)	(23)	21
Add back: Net special items expense (income)	83	80	50	505	257
Adjusted Operating Earnings	$280	$431	$305	$811	$1,338

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2020	2019	2020	2020	2019
Diluted Earnings per Common Share as Reported	$0.52	$0.87	$0.67	$0.83	$2.65
Add back: Non-operating pension expense (income)	(0.02)	0.02	(0.03)	(0.05)	0.05
Add back: Net special items expense (income)	0.21	0.20	0.13	1.28	0.65
Adjusted Operating Earnings per Share	$0.71	$1.09	$0.77	$2.06	$3.35
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and items considered by management to be unusual (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2020		2019		2020		2020		2019
Industrial Packaging	$3,768		$3,820		$3,633		$11,220		$11,516
Global Cellulose Fibers	564		624		605		1,737		1,974
Printing Papers	743		1,071		583		2,234		3,224
Corporate and Inter-segment Sales	48		53		45		150		164
Net Sales	$5,123		$5,568		$4,866		$15,341		$16,878
Operating Profit by Business Segment
	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2020		2019		2020		2020		2019
Industrial Packaging	$469		$535		$449		$1,388		$1,471
Global Cellulose Fibers	(59)		4		(10)		(123)		39
Printing Papers	63		162		(11)		148		420
Total Business Segment Operating Profit	$473		$701		$428		$1,413		$1,930

Earnings (Loss) Before Income Taxes and Equity Earnings	$282		$452		$261		$527		$1,204
Interest expense, net	112	(a)	123		116		345	(a)	378	(d)
Noncontrolling interest adjustment (h)	—		2	(e)	—		—		4	(e)
Corporate expenses, net	(20)		21		(3)		9		45
Corporate net special items	108	(b)	48	(f)	54	(b)	195	(b)	48	(f)
Business net special items	2	(c)	46	(g)	14	(c)	368	(c)	224	(g)
Non-operating pension expense (income)	(11)		9		(14)		(31)		27
Business Segment Operating Profit (i)	$473		$701		$428		$1,413		$1,930
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$(33)		$18		$63		$(5)		$186
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$11		$10		$11		$29		$37

(a)	Includes income of $1 million for the nine months ended September 30, 2020 for interest income associated with the accrual of a foreign value-added tax refund and income of $1 million for the three months and nine months ended September 30, 2020 for other interest income.

(b)	Includes charges of $105 million, $18 million and $131 million for the three months ended September 30, 2020 and June 30, 2020 and the nine months ended September 30, 2020, respectively, for debt extinguishment costs, a charge of $43 million for the three months ended June 30, 2020 and the nine months ended September 30, 2020 for an asbestos litigation reserve adjustment, a charge of $41 million for the nine months ended September 30, 2020 for an environmental remediation reserve adjustment, a charge of $17 million for the nine months ended September 30, 2020 for the fair value adjustment of our investment in India, a gain of $33 million for the nine months ended September 30, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging, a gain of $6 million for the three months ended June 30 2020 and the nine months ended September 30, 2020 on the sale of our investment in India, income of $1 million for the three months ended June 30, 2020 and the nine months ended September 30, 2020 related to the impairment of the net assets of our Brazil Packaging business and a charge of $3 million for the three months and nine months ended September 30, 2020 for other costs.

(c)	Related to Industrial Packaging, includes a gain of $6 million and charges of $6 million and $20 million for the three months ended September 30, 2020 and June 30, 2020 and the nine months ended September 30, 2020, respectively, for the impairment of the net assets of our Brazil Packaging business, losses of $2 million, $3 million and $329 million for the three months ended September 30, 2020 and June 30, 2020 and the nine months ended September 30, 2020, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale, charges of $3 million and $9 million for the three months ended June 30, 2020 and the nine months ended September 30, 2020, respectively, for the removal of abandoned property at our mills, income of $2 million for the nine months ended September 30, 2020 for the accrual of a foreign value-added tax refund and a charge of $1 million for the three months and nine months ended September 30, 2020 for other costs.

Related to Global Cellulose Fibers, includes charges of $2 million and $5 million for the three months ended June 30, 2020 and the nine months ended September 30, 2020, respectively, for the removal of abandoned property at our mills.
Related to Printing Papers, includes a charge of $7 million for the three months and nine months ended September 30, 2020 for an environmental remediation reserve adjustment, a charge of $1 million for the nine months ended September 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production and income of $2 million for the three months and nine months ended September 30, 2020 for other items.

(d)	Includes a charge of $1 million for the nine months ended September 30, 2019 for interest expense associated with foreign tax audits.

(e)	Includes the allocation of loss to noncontrolling interest of $2 million and $9 million for the three months and nine months ended September 30, 2019, respectively, associated with the impairment of the net assets of our India Papers business.

(f)	Includes a charge of $22 million for the three months and nine months ended September 30, 2019 for litigation reserves, a charge of $15 million for the three months and nine months ended September 30, 2019 for an environmental remediation reserve adjustment and a charge of $11 million for the three months and nine months ended September 30, 2019 related to an overhead cost reduction initiative.

(g)	Related to Industrial Packaging, includes a charge of $32 million for the three months and nine months ended September 30, 2019 related to an Italian antitrust fine, charges of $9 million and $25 million for the three months and nine months ended September 30, 2019, respectively, for the removal of abandoned property at our mills, income of $7 million and a charge of $9 million for the three months and nine months ended September 30, 2019, respectively, for costs associated with a multi-employer pension plan exit liability, a gain of $9 million for the three months and nine months ended September 30, 2019 on the sale of a previously closed Oregon mill site and a gain of $7 million for the nine months ended September 30, 2019 related to the sale of a box plant in our EMEA Packaging business.

Related to Global Cellulose Fibers, includes charges of $3 million and $8 million for the three months and nine months ended September 30, 2019, respectively, for the removal of abandoned property at our mills and a charge of $4 million for the three months and nine months ended September 30, 2019 related to an overhead cost reduction initiative.
Related to Printing Papers, includes losses of $2 million and $97 million for the three months and nine months ended September 30, 2019, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our India Papers business as held for sale, losses of $6 million and $63 million, partially offset by the allocation of loss to noncontrolling interest of $2 million and $9 million for the three months and nine months ended September 30, 2019, respectively, for the impairment of the net assets of our India Papers business, a charge of $6 million for the three months and nine months ended September 30, 2019 related to an overhead cost reduction initiative, charges of $1 million and $3 million for the three months and nine months ended September 30, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production and charges of $1 million and $2 million for the three months and nine months ended September 30, 2019, respectively, for the removal of abandoned property at our mills.
(h)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(i)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) before income taxes and equity earnings, but including the impact of noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2020	2019	2020	2020	2019
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,705	2,651	2,571	7,900	7,810
Containerboard	760	736	783	2,370	2,140
Recycling	460	556	512	1,388	1,790
Saturated Kraft	36	47	39	123	140
Gypsum /Release Kraft	50	49	48	154	149
Bleached Kraft	7	5	8	22	17
EMEA Packaging (b)	374	375	375	1,190	1,124
Brazilian Packaging (b)	98	96	83	271	272
European Coated Paperboard	102	106	95	308	312
Industrial Packaging	4,592	4,621	4,514	13,726	13,754
Global Cellulose Fibers (In thousands of metric tons) (c)	886	878	965	2,752	2,606
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	336	451	247	998	1,340
European & Russian Uncoated Papers	298	352	271	929	1,073
Brazilian Uncoated Papers	208	301	150	598	828
Indian Uncoated Papers	—	49	—	—	183
Printing Papers	842	1,153	668	2,525	3,424

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and Temporary Investments	$678	$511
Accounts and Notes Receivable, Net	3,034	3,280
Contract Assets	388	393
Inventories	2,007	2,208
Current Financial Assets of Variable Interest Entities	4,850	—
Assets Held for Sale	114	—
Other	217	247
Total Current Assets	11,288	6,639
Plants, Properties and Equipment, Net	12,410	13,004
Forestlands	288	391
Investments	1,100	1,721
Long-Term Financial Assets of Variable Interest Entities	2,252	7,088
Goodwill	3,304	3,347
Right of Use Assets	422	434
Deferred Charges and Other Assets	776	847
Total Assets	$31,840	$33,471
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$179	$168
Current Nonrecourse Financial Liabilities of Variable Interest Entities	4,220	4,220
Accounts Payable and Other Current Liabilities	3,701	4,258
Liabilities Held for Sale	376	—
Total Current Liabilities	8,476	8,646
Long-Term Debt	8,525	9,597
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,091	2,085
Deferred Income Taxes	2,639	2,633
Pension Benefit Obligation	1,421	1,578
Postretirement and Postemployment Benefit Obligation	246	270
Long-Term Lease Obligations	290	304
Other Liabilities	1,056	640
Equity
Invested Capital, Net of Treasury Stock	(1,029)	(695)
Retained Earnings	8,122	8,408
Total International Paper Shareholders’ Equity	7,093	7,713
Noncontrolling interests	3	5
Total Equity	7,096	7,718
Total Liabilities and Equity	$31,840	$33,471

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Nine Months Ended September 30,
	2020	2019
Operating Activities
Net earnings (loss)	$329	$1,054
Depreciation, amortization and cost of timber harvested	955	963
Deferred income tax expense (benefit), net	(5)	68
Restructuring and other charges, net	131	21
Net (gains) losses on sales and impairments of businesses	347	153
Net (gains) losses on sales of equity method investments	(35)	—
Antitrust fines	—	32
Equity method dividends received	158	260
Equity (earnings) losses, net	(13)	(221)
Periodic pension expense, net	24	70
Other, net	212	106
Changes in current assets and liabilities
Accounts and notes receivable	96	168
Contract assets	2	6
Inventories	74	(9)
Accounts payable and accrued liabilities	—	(11)
Interest payable	(26)	(31)
Other	25	53
Cash Provided By (Used For) Operating Activities	2,274	2,682
Investment Activities
Invested in capital projects, net of insurance recoveries	(657)	(913)
Acquisitions, net of cash acquired	(64)	(99)
Proceeds from sales of equity method investments	500	—
Proceeds from sales of businesses, net of cash divested	—	17
Proceeds from sale of fixed assets	3	15
Other	18	(14)
Cash Provided By (Used For) Investment Activities	(200)	(994)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(42)	(535)
Issuance of debt	692	381
Reduction of debt	(1,795)	(772)
Change in book overdrafts	16	(29)
Dividends paid	(605)	(595)
Debt tender premiums paid	(124)	—
Other	(1)	3
Cash Provided By (Used for) Financing Activities	(1,859)	(1,547)
Cash Included in Assets Held for Sale	(11)	(19)
Effect of Exchange Rate Changes on Cash	(37)	(14)
Change in Cash and Temporary Investments	167	108
Cash and Temporary Investments
Beginning of the period	511	589
End of the period	$678	$697

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash Provided By (Used For) Operating Activities	$735	$882	$2,274	$2,682
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(119)	(285)	(657)	(913)
Free Cash Flow	$616	$597	$1,617	$1,769

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.